Execution Copy
Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

STREICHER MOBILE FUELING, INC.
(Buyer),

H&W PETROLEUM CO., INC.
(the Company)

and

EUGENE WAYNE WETZEL, MARY KAY WETZEL, SHARON HARKRIDER,
WILLIAM M. HARKRIDER II, W. M. HARKRIDER TESTAMENTARY TRUST, HARKRIDER DISTRIBUTING COMPANY, INC. AND W & H INTERESTS
(Shareholders)

Page

ARTICLE I	DEFINITIONS	1

1.1	CERTAIN DEFINITIONS	1
1.2	OTHER DEFINITIONS	7

ARTICLE II	PURCHASE AND SALE; CLOSING	7

2.1	PURCHASE AND SALE	7
2.2	PURCHASE PRICE	8
2.3	THE CLOSING	8
2.4	PURCHASE PRICE ADJUSTMENT	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS	10

3.1	DUE ORGANIZATION AND CAPITALIZATION OF THE COMPANY	10
3.2	AUTHORIZATION OF TRANSACTION	10
3.3	NO RESTRICTIONS AGAINST TRANSFER	10
3.4	SUBSIDIARIES	11
3.5	BROKERS’ FEES	11
3.6	FINANCIAL STATEMENTS	11
3.7	SUBSEQUENT EVENTS	11
3.8	ABSENCE OF UNDISCLOSED LIABILITIES	13
3.9	CREDITORS; BANKRUPTCY, ETC	13
3.10	LEGAL COMPLIANCE	13
3.11	LICENSES AND PERMITS	13
3.12	TITLE TO ASSETS	13
3.13	INVENTORY	14
3.14	TAX MATTERS	14
3.15	INTELLECTUAL PROPERTY	15
3.16	CONTRACTS	16
3.17	ACCOUNTS AND NOTES RECEIVABLE	16
3.18	ACCOUNTS AND NOTES PAYABLE	17
3.19	INSURANCE	17
3.20	CLAIMS AND PROCEEDINGS	17
3.21	EMPLOYEES	17
3.22	EMPLOYEE BENEFITS	18
3.23	BUSINESS RELATIONS	19
3.24	ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS	19
3.25	BANK ACCOUNTS	20
3.26	WARRANTIES	20
3.27	INSIDER INTERESTS	20
3.28	SHARES	21
3.29	DISCLOSURE	21

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Page

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	21

4.1	ORGANIZATION OF BUYER	21
4.2	AUTHORIZATION OF TRANSACTION	21
4.3	NO RESTRICTIONS AGAINST TRANSACTION	22
4.4	BROKERS	22
4.5	INVESTMENT	22
4.6	COMPLIANCE WITH LAW	22

ARTICLE V	PRE-CLOSING COVENANTS	22

5.1	GENERAL	23
5.2	NOTICES AND CONSENTS	23
5.3	OPERATION OF BUSINESS	23
5.4	FULL ACCESS	24
5.5	NOTICE OF DEVELOPMENTS	24
5.6	CONFIDENTIALITY; NO SHOP	25
5.7	STANDSTILL	25
5.8	RESTRICTIONS ON TRANSFER	25

ARTICLE VI	POST-CLOSING COVENANTS	26

6.1	GENERAL	26
6.2	LITIGATION SUPPORT	26
6.3	TRANSITION	26
6.4	SALES VOLUME	26
6.5	CONFIDENTIALITY	27
6.6	NON-COMPETE; NON-SOLICITATION	27
6.7	BROKER’S FEES	28

ARTICLE VII	CONDITIONS TO OBLIGATION TO CLOSE	28

7.1	CONDITIONS TO OBLIGATION OF BUYER	28
7.2	CONDITIONS TO OBLIGATION OF THE SHAREHOLDERS	30

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	32

8.1	SURVIVAL	32

ARTICLE IX	INDEMNIFICATION AND LIMITATION OF LIABILITY	32

9.1	INDEMNITY	32
9.2	LIMITATION OF LIABILITY	33
9.3	INDEMNIFICATION PROCEDURES	33
9.4	RIGHT OF SET-OFF	35
9.5	OTHER REMEDIES	35

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Page

ARTICLE X	TAX MATTERS	36

10.1	TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE	36
10.2	TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE	36
10.3	COOPERATION ON TAX MATTERS	37
10.4	TAX SHARING AGREEMENTS	37
10.5	CERTAIN TAXES	37

ARTICLE XI	TERMINATION	37

11.1	TERMINATION OF AGREEMENT	37
11.2	EFFECT OF TERMINATION	38

ARTICLE XII	MISCELLANEOUS	38

12.1	NO THIRD-PARTY BENEFICIARIES	38
12.2	ENTIRE AGREEMENT	38
12.3	SUCCESSION AND ASSIGNMENT	38
12.4	COUNTERPARTS	39
12.5	HEADINGS	39
12.6	NOTICES	39
12.7	GOVERNING LAW	40
12.8	AMENDMENTS AND WAIVERS	40
12.9	SEVERABILITY	40
12.10	EXPENSES	40
12.11	CONSTRUCTION	40
12.12	INCORPORATION OF EXHIBITS AND DISCLOSURE SCHEDULES	41
12.13	SPECIFIC PERFORMANCE	41
12.14	ARBITRATION	41

SCHEDULES

Schedule 1.1(a)	Related Party Receivables
Schedule 1.1(b)	Buy-back Accounts
Schedule 1.1(c)	Related Party Liabilities
Schedule 1.1(d)	Retained Liabilities
Schedule 3.1	Foreign Qualification and Trade Names
Schedule 3.3	No Restrictions Against Transfer
Schedule 3.7	Subsequent Events
Schedule 3.8	Letters of Credit and Off Balance Sheet Liabilities
Schedule 3.10	Non-Compliance
Schedule 3.11	Licenses and Permits
Schedule 3.12(a)	Title to Assets
Schedule 3.12(b)	Shareholder Ownership and Licenses of Assets
Schedule 3.12(c)	Fixed Assets

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Schedule 3.12(d)	Real Property
Schedule 3.12(e)	Leased Property
Schedule 3.13	Inventory
Schedule 3.14	Tax Matters
Schedule 3.15(a)	Intellectual Property
Schedule 3.15(d)	Intellectual Property Agreements
Schedule 3.16	Contracts
Schedule 3.18	Accounts and Notes Payable
Schedule 3.19	Insurance
Schedule 3.20	Claims and Proceedings
Schedule 3.21(a)	Current Employees
Schedule 3.21(b)	Delinquent Payments to Employees
Schedule 3.22(a)	Employee Benefit Plans
Schedule 3.22(b)	Administration and Compliance of Employee Plans
Schedule 3.23	Business Relations
Schedule 3.24	Environmental, Health and Safety Matters
Schedule 3.25	Bank Accounts
Schedule 3.27	Insider Interests

EXHIBITS

A	Capitalization of the Company
B-1	Adjusted EBITDA Calculation
B-2	Target Gross Margin
B-3	Target Lubricants Volume
C	Form of Promissory Note
D-1	Company Financial Statements
D-2	Harkrider Financial Statements
E	Form of Legal Opinion of Shareholders’ Counsel

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 7, 2005, by and among STREICHER MOBILE FUELING, INC., a Florida corporation (“Buyer”), H&W PETROLEUM CO., INC., a Texas corporation (the “Company”) and EUGENE WAYNE. WETZEL, MARY KAY WETZEL, SHARON HARKRIDER, WILLIAM M. HARKRIDER II, W. M. HARKRIDER TESTAMENTARY TRUST, HARKRIDER DISTRIBUTING COMPANY, INC., a Texas corporation (“Harkrider”) AND W & H INTERESTS (collectively the “Shareholders”). Buyer and the Shareholders are referred to collectively herein as the “Parties.”

RECITALS

A. The Company is engaged in the marketing and distribution of petroleum products, including lubricants and fuels, with operating locations in Houston, Lufkin, Freeport, Waco, Waxahachie and Longview, Texas and the Company intends to purchase assets from Harkrider, a related entity, that is engaged in the marketing and distribution of chemicals, including dry cleaning solvents, and other petroleum products in Texas (collectively, the “Business”).

B. The Shareholders own, as set forth on Exhibit A hereto, all of the outstanding shares of the Company’s capital stock (collectively, the “Shares”).

C. Buyer desires to acquire from the Shareholders and the Shareholders desire to sell to Buyer all of the Shares owned by the Shareholders, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. In addition to the definitions set forth elsewhere in this Agreement, as used herein, the following terms (whether used in singular or plural forms) will have the following meanings:

“Actual Gross Margin” means the sum of the Company’s actual Lubricants Products Gross Margin during the Performance Period and the actual Harkrider Products Gross Margin during the Performance Period, as calculated at the end of the Performance Period.

“Actual Lubricants Volume” means the Company’s actual number of gallons of Lubricants Products sold to customers as calculated at the end of the Performance Period.

“Add-Back Items” means certain income or expense items of the Company credited to or charged against the operations of the Company and credited to or charged against the operations of Harkrider, as shown in the Financial Statements.

“Adjusted EBITDA” means the net profit before taxes plus interest plus income taxes plus depreciation and amortization plus Add-Back Items plus Non-Recurring Items plus Other Adjustments, for the Company and Harkrider calculated from the Financial Statements and in the manner set forth on Exhibit B-1 attached hereto, which is subject to change based on completion of Buyer’s due diligence concerning the Company and adjustments made by the Company, which will be mutually agreed upon by Buyer and the Company at Closing.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs, arbitration filing and hearing fees, and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, as applicable, any of (a) a manager, director, officer or stockholder or equity holder of such Person, (b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or officer of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. All Shareholders, including Harkrider, are deemed to be Affiliates of the Company.

“Buy-back Accounts” means those accounts sold to, or on behalf of, the Customer’s customers that are delivered to such customers under contractually described buy back arrangements with such customers, as set forth on Schedule 1.1(b).

“Closing Date Balance Sheet” means an unaudited balance sheet of the Company as of the Closing Date that includes the Harkrider Assets transferred to the Company prior to Closing and that is prepared by the Company and approved by the Buyer at Closing.

“Closing Date Inventory List” means a list of the Harkrider Inventory as of the Closing Date listed by category of item, and indicating, for each such category, the value of such Harkrider Inventory as agreed by the Company and Buyer.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Assets” means the current assets of the Company on the Closing Date Balance Sheet that are realizable and properly classified, reduced by (A) Ineligible Accounts Receivable, (B) any related party receivables set forth on Schedule 1.1(a), and (C) those items of inventory that Buyer and the Company mutually agree to be non-saleable.

“Current Liabilities” means the current Liabilities of the Company shown on the Closing Date Balance Sheet reduced by (A) any related party Liabilities set forth on Schedule 1.1(c) and (B) any Retained Liabilities, and increased by (C) any unrecorded accounts payable or accrued Liabilities identified by Buyer prior to the Closing Date, (D) any letters of credit and reserves, including but not limited to fuel tax reserves, identified by Buyer prior to the Closing Date, and (E) the asset removal obligation related to underground storage tankage. All of the auditing fees and other costs attributable to the 2005 Audited Financials will be deemed to be Current Liabilities of the Company at the Closing Date even if some or all of such fees and costs would ordinarily not be accrued until after the Closing Date.

“Employee Pension Benefit Plan” will have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” will have the meaning set forth in Section 3(1) of ERISA.

“Environmental, Health, and Safety Requirements” will mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with the Shareholders for purposes of Code Section 414.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state, county or local.

“Gross Margin” means the sum of the Company’s Lubricants Products gross revenues minus cost of goods sold for Lubricants Products and the Harkrider Products gross revenues minus cost of goods sold for Harkrider Products, for a particular period.

“Harkrider Assets” means those certain assets purchased and liabilities, if any, assumed by the Company from Harkrider pursuant to an agreement in the form agreed upon by the Parties.

“Harkrider Inventory” means all of the inventory of Harkrider, including, but not limited to, kerosene, dry-cleaning solvents and other cleaning supplies.

“Harkrider Products” means all of the products previously sold to customers by Harkrider in the Ordinary Course of Business.

“Hazardous Substance”means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any other contaminant, substance, material or waste regulated by any governmental or regulatory authority pursuant to any Environmental, Health and Safety Requirement.

“Ineligible Accounts Receivables” means those accounts receivable of the Company that the Company and Buyer mutually determine to be uncollectible as of the Closing Date. In making this determination, items reported as “ineligibles” in the Company’s revolving line of credit borrowing base as of the Closing Date, or which are classified as ineligible for inclusion in the borrowing base for Buyer’s revolving line of credit as of that date, shall be presumed to be uncollectible, except for (A) Buy-back Accounts as shown on Schedule 1.1(b) and (B) accounts receivable balances classified as over ninety (90) days past due as of the Closing Date which are due from active customers who also have accounts receivable balances as of the Closing Date that are less than ninety (90) days past due, which balances are attributable to customers that the Company and Buyer mutually agree not to be credit risks.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Legal Requirements” means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Entity, including any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Entity.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Liens” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, or other similar arrangement or interest in real or personal property.

“Lubricants Products” means all of the Company’s lubricants products sold to customers in the Ordinary Course of Business, the gallons and Gross Margins of which are included in the Company’s internal financial statements under the following captions: (a) Industrial Oil, (b) Motor Oil, (c) Greases/Gear Oil, (d) Private Label-Tex brand, and (e) Other, plus the gallons and the Gross Margin of the lubricants products attributable to SMF Services, Inc. d/b/a Shank Services, a subsidiary of Buyer, as set forth on Exhibits B-2 and B-3.

“Material Adverse Change” means, with respect to any Person, any material adverse change in the business, operations, assets, condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations or business prospects of such Person.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, condition (financial or otherwise), operating results, liabilities, customer, supplier or employee relations or business prospects of such Person.

“Multi-Employer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Multiple Employer Plan” shall have the meaning set forth in Section 413 of the Code.

“Non-Compete Period” means the period beginning with the Closing Date and ending on the later of (i) the third anniversary of the Closing Date or (ii) for Shareholders employed by the Company or Buyer following the Closing, the later of the third anniversary of the Closing Date or one year following the termination of employment with the Company or Buyer.

“Non-Recurring Items” means those certain one-time income or expense items of the Company credited to or charged against the operations of the Company and credited to or charged against the operations of Harkrider, as shown in the Financial Statements.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to type, quantity and frequency).

“Other Adjustments” means those certain income or expense items of the Company credited to or charged against the operations of the Company and credited to or charged against the operations of Harkrider, which are identified and quantified by Buyer prior to the Closing Date.

“Performance Period” means the two (2) year period beginning on the first day of the first complete month following the Closing Date.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation Liens arising in the Ordinary Course of Business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course of Business securing amounts that are not delinquent, and (iv) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially interfere with the usefulness of such real property to the Business.

“Person” will be construed broadly and will include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plans” means any (a) qualified or non-qualified Employee Pension Benefit Plan (including any Multiple Employer Plans or Multi-Employer Plans), (b) Employee Welfare Benefit Plan, or (c) employee benefit, fringe benefit, vacation, bonus plan or other plan, program or arrangement, whether or not subject to ERISA and whether or not funded.

“Purchase Price Multiple” means four and one-half (4.5).

“Retained Liabilities” means any of the Company’s Liabilities not incurred in the Ordinary Course of Business including but not limited to those set forth on Schedule 1.1(c) hereto.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Target Gross Margin” means the sum of the Company’s target Lubricants Products Gross Margin during the Performance Period and the target Harkrider Products Gross Margin during the Performance Period, in the amount and calculated in the manner set forth in Exhibit B-2.

“Target Lubricants Volume” means the Company’s target number of gallons of Lubricants Products sold to customers during the Performance Period calculated in the manner set forth in Exhibit B-3.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any disclosure schedule or attachment thereto, and including any amendment thereof.

1.2 Other Definitions. The following terms are defined in the Sections indicated:

Term	Section

2005 Audited Financials	3.6
Adjustment Amount	2.4
Arbitrator	12.14
Authorizations	3.11
Business	Recitals
Buyer	Preface
Buy-back Payment	2.2(a)
Buyer Indemnified Parties	9.1
Buyer Note	2.2
Closing	2.3
Closing Date	2.3
Company	Recitals
Company Indemnified Parties	9.1
Company Financial Statements	3.6
Financial Statements	3.6
Harkrider	Preface
Harkrider Inventory Payment	2.2(b)
Harkrider Financial Statements	3.6
Indemnified Party	9.3
Indemnifying Party	9.3
Intellectual Property Agreements	3.15(d)
Latest Balance Sheets	3.6
Latest Company Balance Sheet	3.6
Latest Harkrider Balance Sheet	3.6
Leased Property	3.12(e)
Losses	9.1
Party	Preface
Plan	3.22
Purchase Price	2.2
Shareholders	Preface
Shares	Recitals
Third Party Claim	9.3

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the basis of the representations and warranties, for the consideration, and on and subject to the terms and conditions of this Agreement, Buyer agrees to purchase and accept from each of the Shareholders, and each of the Shareholders agrees to sell, convey, transfer and deliver to Buyer at Closing, all of his or her Shares (which will constitute all of the outstanding capital stock of the Company) free and clear of any and all liens, security interests, claims, charges, encumbrances and rights of others whatsoever.

2.2 Purchase Price.

(a) Buyer agrees to pay to the Shareholders at the Closing the purchase price calculated in accordance with Section 2.2(b) (the “Purchase Price”), by delivery of:

(i) Three Million Three Hundred Thousand Dollars ($3,300,000.00) of the Purchase Price in cash payable by wire transfer, less any amounts attributable to unpaid Buy-back Accounts which are classified as ineligible for inclusion in the borrowing base for Buyer’s revolving line of credit as of that date (the “Buy-back Payment”); and

(ii) the balance of the Purchase Price in one or more deferred payment promissory notes in substantially the form attached hereto as Exhibit C (the “Buyer Note”). The Buyer Note is subject to the Adjustment Amount, if any, as set forth in Section 2.4.

(b) In addition to the amounts set forth in Section 2.2(a), Buyer agrees to pay to the Company at the Closing cash payable by wire transfer for the Harkrider Inventory in the amount set forth on the Closing Date Inventory List and agreed upon by Buyer and the Company at Closing (the “Harkrider Inventory Payment”).

(c) The Purchase Price will be allocated among the Shareholders in accordance with their rights and preferences under the Company’s Articles of Incorporation, which allocations are set forth on Exhibit A hereto. The Purchase Price will be allocated among the Shareholders in accordance with their rights and preferences under the Company’s Articles of Incorporation, which allocations are set forth on Exhibit A hereto. Buyer will pay to the Shareholders that portion of the Buy-back Payment in cash that equals the amount of the payment(s) made by any customer on a Buy-back Account, which payment(s) shall be made as soon as practicable after receipt of payment from the customer but in no event later than ten (10) days after such receipt.

(d) The Purchase Price will be the sum of (i) the Adjusted EBITDA times the Purchase Price Multiple plus (ii) the Current Assets less the Current Liabilities as shown on the Closing Date Balance Sheet; provided, however, the Purchase Price will not be less than Three Million Three Hundred Thousand Dollars ($3,300,000.00). As used in this Agreement, the term “Purchase Price” will include the amount of the Buy-back Payment.

2.3 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of The Joseph Hale Company or such other place, and at such time and on such date, as is mutually agreed upon by the Parties following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and the Shareholders may mutually determine (the “Closing Date”).

2.4 Purchase Price Adjustment.

(a) The “Adjustment Amount” will be calculated as of the end of the Performance Period.

(b) The “Adjustment Amount” will be zero if the Actual Gross Margin is equal to or greater than the Target Gross Margin and the Actual Lubricants Volume is equal to or greater than the Target Lubricants Volume.

(c) If the Actual Gross Margin is less than the Target Gross Margin and/or the Actual Lubricants Volume is less than the Target Lubricants Volume, the “Adjustment Amount” will be the greater of the following:

(i) the quotient of the Purchase Price divided by the Target Gross Margin times the amount that the Target Gross Margin exceeds the Actual Gross Margin; or

(ii) the quotient of the Target Gross Margin divided by the Target Lubricants Volume times the amount that the Target Lubricants Volume exceeds the Actual Lubricants Volume.

(d) Within thirty (30) days after the end of the Performance Period, Buyer will prepare and deliver to the Shareholders (i) the Actual Gross Margin and Actual Lubricants Volume of the Company for the Performance Period and (ii) its calculation of the Adjustment Amount, if any. If the Shareholders disagree with any of the information or calculations provided by Buyer, then the Shareholders may, within ten (10) days after delivery of such information or calculation to them, deliver a notice to Buyer stating the existence and nature of such disagreement. Any such notice of disagreement will specify those items or amounts as to which the Shareholders disagree. If such notice of disagreement is delivered by the Shareholders, then the Parties will use their best efforts to reach agreement on the disputed items or amounts within ten (10) days after Buyer’s receipt of such notice. If the Parties have not reached agreement within ninety (90) days after the expiration of the Performance Period, the Shareholders (as a group) may submit the matter to a regionally recognized accounting firm, other than the firm that regularly represents Buyer, the Company or any Shareholder, for review and resolution, with instructions to complete the review as promptly as practicable. The resolution of such accounting firm will be conclusive and binding on the Parties hereto. If the result of the review is a decrease of the Adjustment Amount of five percent (5%) or more from the Adjustment Amount as calculated by Buyer, the cost of such review will be borne by Buyer; in all other cases, the cost of the review will be borne by Shareholders.

(e) If the Purchase Price is reduced pursuant to this Section 2.4, then the aggregate amount due under the Buyer Notes (including principal and accrued interest) will be reduced by the Adjustment Amount in proportion to the Shareholders’ respective holdings of Shares as set forth on Exhibit A hereto. In no event shall the Adjustment Amount exceed the aggregate amount due under the Buyer Notes (including accrued interest).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company and each of the Shareholders jointly and severally represent and warrant to Buyer (except for those representations and warranties in Section 3.28 which are made solely by the Shareholders) as set forth below:

3.1 Due Organization and Capitalization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and is qualified to do business in every jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Schedule 3.1 lists all of the jurisdictions in which the Company is qualified to do business as a foreign corporation. Schedule 3.1 sets forth all names under which the Company has conducted the Business. The Shareholders own directly all of the capital stock of the Company, including all common stock, all preferred stock and all equity securities issued by the Company, all of which is being conveyed to Buyer in exchange for the Purchase Price. No other Person has any right to or interest in the outstanding capital stock of the Company and there are no issued and outstanding, or otherwise committed, options, warrants, or other rights, contingent or otherwise, to purchase, acquire or own, directly or indirectly, any capital stock or any other equity interest in the Company.

3.2 Authorization of Transaction. The Company has all requisite power and authority to own and operate the Business and to carry on the Business as now conducted. Each Shareholder and the Company have all requisite power and authority to execute and deliver this Agreement and any and all documents or instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all related transactions and to perform his, her or its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of the Shareholders and/or the Company, and this Agreement has been duly executed and delivered by such Shareholder and/or the Company, and constitutes the valid and legally binding obligation of such Shareholder and/or the Company, enforceable against such Shareholder and/or the Company in accordance with its terms and conditions.

3.3 No Restrictions Against Transfer. Except as set forth on Schedule 3.3, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement by the Shareholders or the Company, will (a) violate any law to which the Shareholders or the Company or the Business is subject, (b) violate any provision of the Articles of Incorporation or Bylaws of the Company, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, agreement, instrument or other document to which any Shareholder or the Company is a party or (d) result in the imposition of any Lien upon any of the assets of the Business. Except as set forth on Schedule 3.3, neither the Shareholders nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any consent or approval of any other Person in order for the Shareholders or the Company to consummate the transactions contemplated by this Agreement or in order for Buyer to conduct the Business in the ordinary course following the Closing Date.

3.4 Subsidiaries. The Company does not own, directly or indirectly, any stock, partnership interest or joint venture interest in, or any security issued by, any other Person.

3.5 Brokers’ Fees. The Company and the Shareholders do not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for the Shareholders’ obligation to The Joseph Hale Company.

3.6 Financial Statements. Exhibit D-1 contains (i) the unaudited balance sheet of the Company at June 30, 2005 (the “Latest Company Balance Sheet”) and the related unaudited statement of operations and cash flows of the Company for the twelve (12) months ended June 30, 2005, and (ii) the audited balance sheet of the Company at June 30, 2004 and the audited statement of operations and cash flows of the Company for the year ended June 30, 2004, accompanied by the audit report from Axley & Rode, LLP, Certified Public Accountants (collectively, the “Company Financial Statements”). Exhibit D-2 contains the balance sheet of Harkrider at June 30, 2005 prepared by Harkrider (the “Latest Harkrider Balance Sheet,” and together with the Latest Company Balance Sheet, the “Latest Balance Sheets”) and the statement of operations and cash flows of Harkrider for the nine months ended June 30, 2005 prepared by Harkrider (collectively, the “Harkrider Financial Statements,” and together with the Company Financial Statements, the “Financial Statements”). Each of the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and Harkrider, respectively, as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company and Harkrider, respectively (which books and records are correct and complete). Since June 30, 2004, except as required by applicable law, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice. The Company will cause to be prepared, at its expense, the audited balance sheet of the Company at June 30, 2005 and the audited statement of operations and cash flows of the Company for the year ended June 30, 2005, accompanied by the audit report from Axley & Rode, LLP, Certified Public Accountants (the “2005 Audited Financials”).

3.7 Subsequent Events. Except as set forth on Schedule 3.7, since June 30, 2004, the Company and Harkrider have conducted its operations and business in the Ordinary Course of Business consistent with past practices, and the Company has not suffered any Material Adverse Change. Since that date, except as set forth on Schedule 3.7:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or that is otherwise material to the Company;

(c) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 in the aggregate to which the Company is a party or by which any of them is bound;

(d) the Company has not imposed any Lien upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate;

(h) there has been no change made or authorized in the Articles of Incorporation or Bylaws of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(j) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(k) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(l) the Company has not increased the compensation or benefits payable to its directors, officers, and employees other than scheduled increases in the Ordinary Course of Business;

(m) the Company has not made any change in its accounting, collection or payment practices; and

(n) neither the Company nor any Shareholder has committed or agreed to any of the foregoing.

3.8 Absence of Undisclosed Liabilities. The Company has no Liabilities, except for (a) Liabilities reflected in the liabilities section of the Latest Balance Sheets, (b) Liabilities under any agreements, contracts, commitments, licenses or leases listed on Schedule 3.16, (c) Liabilities resulting from the letters of credit and other off balance sheet items listed on Schedule 3.8 and (d) Liabilities which have arisen since the date of the Latest Balance Sheets in the Ordinary Course of Business.

3.9 Creditors; Bankruptcy, Etc. Neither any Shareholder nor the Company is involved in any proceeding by or against any Shareholder or the Company as a debtor in any court under the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official of any Shareholder or the Company.

3.10 Legal Compliance. The Company and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). Except as set forth on Schedule 3.10, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced, or to the Company’s knowledge, threatened against any of them alleging any failure so to comply.

3.11 Licenses and Permits. Schedule 3.11 contains a list of all federal, state, county, and local governmental licenses, certificates, registrations, authorizations and permits (collectively, “Authorizations”) held or applied for by the Company. The Company has complied with the terms and conditions of all such Authorizations, no violation of any such Authorization or the laws or rules governing the issuance or continued validity thereof has occurred and all of such Authorizations are in full force and effect. No additional Authorization is required from any federal, state, county, or local government agency or body thereof in connection with the conduct of the business of the Company.

3.12 Title to Assets.

(a) Except as set forth on Schedule 3.12(a), (i) the Company owns good and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the assets of the Business, including, upon consummation of the asset purchase from Harkrider, all of the Harkrider Assets, and (ii) the assets of the Business as of the date hereof include all assets, properties and interests in properties presently used for the conduct of the Business by the Company.

(b) The facilities, machinery, equipment, vehicles, tanks and other tangible assets of the Company are in good condition and repair (subject to routine maintenance and repair for similar assets of like age), fit for their particular purpose, and are usable in the Ordinary Course of Business. The Company owns or leases under valid leases all machinery, equipment, vehicles, tanks and other tangible assets used in the conduct of the Business as conducted as of the date hereof and represented on the Latest Balance Sheets. Except as set forth on Schedule 3.12(b), no Shareholder owns or licenses any assets used in or related to the Business.

(c) Schedule 3.12(c) lists and specifies the locations of the fixed assets of the Business. At all times during which the Company owned the assets of the Business, none of the assets of the Business was located (or, in the case of the vehicles, garaged) at any place other than the places set forth on Schedule 3.12(c), except for (i) periods in which such assets were in transit to the Company in the Ordinary Course of Business and (ii) periods in which such assets were being repaired off premises in the Ordinary Course of Business.

(d) Except as set forth on Schedule 3.12(d), the Company does not own, and has never owned since its incorporation, any real property.

(e) Schedule 3.12(e) contains a brief description of all real and personal property leased by the Company (the “Leased Property”), the name of the lessor and any requirement of consent of the lessor to assignment, if any. The Leased Property constitutes all real properties used or occupied by the Company in connection with the Business. With respect to the Leased Property, the Company is the owner and holder of all of the leasehold estates purported to be granted by such lease and each lease is in full force and effect and constitutes a valid and binding obligation of the Company. The Company has delivered to Buyer true and complete copies of all leases referred to in Schedule 3.12(e). With respect to the Leased Property, (i) no portion thereof is subject to any pending condemnation proceeding and there is no threatened condemnation proceeding with respect thereto; (ii) no notice of any increase in the assessed valuation of the Leased Property and no notice of any contemplated special assessment has been received by the Company since June 30, 2005, and (iii) the physical condition of the Leased Property is sufficient to permit the continued conduct of the Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the Ordinary Course of Business with respect to similar properties of like age and construction.

3.13 Inventory. The inventory of the Company (not including the Harkrider Inventory) includes, but is not limited to, diesel fuel, gasoline, lubricants, oil, filters, pumps, supplies, and other manufactured and purchased parts, as set forth on the Latest Balance Sheets and the changes thereto reflected on the books and records of the Company since the date of the Latest Balance Sheets in the Ordinary Course of Business. Such inventory and the Harkrider Inventory is fit for the purpose for which it was procured or manufactured, subject to any reserves set forth on the Latest Balance Sheets and the changes thereto reflected on the books and records of the Company since the date of the Latest Balance Sheets in the Ordinary Course of Business, as set forth on Schedule 3.13, and is all merchantable. The Company has all rights and title to its inventory, none of which is has been consigned to the Company by any other person or entity.

3.14 Tax Matters. Except as set forth on Schedule 3.14, since January 1, 1999, the Company (A) has timely paid all Taxes required to be paid by the Company through the date hereof (including any Taxes shown due on any Tax Return) and (B)  has filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by the Company with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true and complete. Except as set forth in Schedule 3.14, (i) no Liens have been filed and neither the Shareholders nor the Company have been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return of the Company, and no waivers of statutes of limitations have been given or requested with respect to the Company; (ii) there are no pending audits of any Tax Returns of the Company; (iii) no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company ; (iv) the Company has made full and adequate provision (x) on the Latest Balance Sheets for all Taxes payable by it for all periods prior to the date of the Latest Balance Sheets and (y) on its books for all Taxes payable by it for all periods beginning on or after the date of the Latest Balance Sheets; (v) the Company has not nor will it incur any Tax Liability from and after the date of the Latest Balance Sheets other than Taxes incurred in the Ordinary Course of Business; (vi) both the Shareholders and the Company have complied in all respects with all applicable laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees) and the Company is not liable for any Taxes for failure to comply with such laws; (vii) the Company is not now nor has it been a party to any Tax sharing agreement; (viii) the Company has no obligation to make any payments that will be non-deductible under, or would otherwise constitute a “parachute payment” within the meaning of, Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law); (ix) the Company has not agreed to and is not required to make any adjustments pursuant to Section 481 of the Code, and the Internal Revenue Service has not proposed any such adjustments or changes in the accounting methods of the Company; (x) the Company has no liability for the Taxes of any Person (other than itself) under any provision of applicable law or regulation, by contract, as transferee or successor, or otherwise; (xi) upon consummation of the transactions contemplated by this Agreement, none of the assets of the Business will be subject to the “anti-churning” rules of Code Section 197(f)(9); and (xii) each of the Shareholders is a “US Person” for U.S. federal income tax purposes.

3.15 Intellectual Property.

(a) Schedule 3.15(a) contains a complete list of all of the Company’s Intellectual Property and their designation (e.g., trademark, copyright, patent, etc.) owned or used by the Company, together with all federal and state registration numbers and pending application numbers.

(b) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted. Each item of Intellectual Property to be owned or used by Buyer immediately prior to the Closing hereunder will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(c) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Shareholders have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Company’s knowledge and to the knowledge of each of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

(d) Schedule 3.15(d) lists all agreements regarding the Intellectual Property (the “Intellectual Property Agreements”) and the Company has provided Buyer with copies of the Intellectual Property Agreements. Except as set forth in Schedule 3.15(d), the Intellectual Property Agreements will be assumed by, and will become valid agreements of Buyer without the requirement that any consent to assignment be obtained.

(e) There is no item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement or permission.

3.16 Contracts.

(a) Schedule 3.16 contains a list of all written or oral contracts, commitments, leases and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, service agreements and vendor contracts) to which the Company is a party or by which the Company or its properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $5,000 or more, together with any personal guarantees of the foregoing made by the Shareholders or either of them. The Shareholders have delivered to Buyer a correct and complete copy of each of the contracts listed on Schedule 3.16, together with all amendments, waivers or other changes thereto, and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.16.

(b) Each agreement, lease, license, contract or commitment disclosed on Schedule 3.16 is valid and enforceable against the Company and the other parties thereto, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as specifically disclosed in Schedule 3.16, the Company has performed in all material respects all obligations required to be performed by it and is not in default under or in breach of or in receipt of any claim of default or breach under any such agreement, lease, license, contract or commitment to which it is a party; and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach under any such document. No other party to any agreement, lease, license, contract, or commitment to which the Company is a party is in default under or in breach of such document and no event has occurred which with the passage of time or giving of notice or both would result in a default or breach under any such document. If and to the extent that the Company has entered into any marketing or other arrangements which provide any customer or group of customers a discount or other terms that are more favorable than those provided to the Company’s customers generally, such arrangements are fully described in Schedule 3.16.

3.17 Accounts and Notes Receivable. The accounts and notes receivable reflected on the Latest Balance Sheets and the Company’s books and records (net of allowances for doubtful accounts as reflected thereon) were generated in the Ordinary Course of Business from actual business transactions, were and are valid receivables, and have been collected or are current and collectible in the Ordinary Course of Business subject to no valid counterclaims or set-offs, at the aggregate recorded net amount thereof as shown on the Latest Balance Sheets or the Company’s books and records, as applicable.

3.18 Accounts and Notes Payable. There are no accounts or notes payable by the Company that are more than sixty (60) days past due as of the Closing Date except those listed on Schedule 3.18 which are the subject of a bona fide dispute. All accounts payable and notes payable by the Company to third parties as of the Closing Date arose in the Ordinary Course of Business.

3.19 Insurance. Schedule 3.19 lists and briefly describes each insurance policy, self insurance arrangement and bonding arrangement maintained by the Company with respect to its properties, assets and business (including, without limitation, any bonding arrangement required under any contract or applicable law), and all currently pending claims thereunder. All of such insurance policies and bonding arrangements are in full force and effect, and the Company is not in default with respect to its obligations under any of such insurance policies or bonding arrangements and the Company has not received any notification of cancellation or modification of any of such insurance policies or bonding arrangements nor is any claim outstanding which could be expected to cause a material increase in the Company’s insurance rates. There are no facts or circumstances which exist that might relieve any insurer under such insurance policies or bonding arrangements of its obligations to satisfy in full claims thereunder. The Company maintains insurance coverage of a type and amount customary for entities of similar size engaged in similar lines of business.

3.20 Claims and Proceedings. Except as set forth on Schedule 3.20, the Company (a) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (b) is not a party or, to the knowledge of any of the Shareholders, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Shareholders have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

3.21 Employees.

(a) Schedule 3.21(a) lists all current employees of the Company, their permanent classifications (if applicable), their hourly rates of compensation or base salaries (as applicable), and the commencement date of their employment. The Company has complied in all material respects with all laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to immigration and citizenship (including proper completion and processing of Forms I-9 for employees), wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. There are no labor relations problems with respect to the Company (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). There is no criminal activity or the prior conviction, indictment, guilty plea or plea of nolo contendere on the part of the Company’s employees or any other actual or alleged activity or actions of any such employees that could reasonably be expected to materially impair the ability of any such employee, the Company or Buyer from providing services to any current or potential customers.

(b) Except as set forth on Schedule 3.21(b), (i) the Company is not delinquent in payments to any of the employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and, in the event of termination of the employment of any such employees by the Company or Buyer, neither the Buyer nor the Company will by reason of anything done prior to the Closing, including by oral or written contract or agreement, practice or statement in an employee handbook, be liable to any of such employees for severance pay or any other payments other than ordinary wages and benefits earned through the date of such termination, (ii) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity, (iii) there is no labor strike, material dispute, slowdown or stoppage actually pending or threatened against or involving the Company, (iv) no labor union currently represents the employees of the Company, (v) no labor union has taken any action with respect to organizing the employees of the Company, and (vi) neither any grievance that might result in a Material Adverse Effect nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereto has been asserted against the Company.

3.22 Employee Benefits.

(a) Employee Benefit Plans. Schedule 3.22(a) sets forth a true and complete list of all of the Company’s Plans (i) that cover any present or former employees of the Company (A) that are or ever were maintained, sponsored or contributed to by the Company or (B) with respect to which the Company is or ever was obligated to contribute or has any Liability or potential Liability, whether direct or indirect or (ii) with respect to which the Company has any Liability or potential Liability on account of the maintenance or sponsorship thereof or contribution thereto by any present or former ERISA Affiliate of the Company.

(b) Administration and Compliance of the Plans. Except as set forth on Schedule 3.22(b), with respect to each Plan:

(i) all required, declared or discretionary (in accordance with past practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Latest Balance Sheets or, with respect to accruals properly made after the date of the Latest Balance Sheets, on the books and records of the Company;

(ii) the Company has timely deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts;

(iii) except as may be required under laws of general application, the Plan does not obligate the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

(iv) if the Plan is a “group health plan” within the meaning of Section 5000 of the Code, the Plan has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (collectively, “COBRA”) and no tax payable on account of Section 4980B of the Code has been or is expected to be incurred;

(v) the Company has provided Buyer with true and complete copies, to the extent applicable, of all documents pursuant to which such Plan is maintained and administered, the two most recent annual reports (Form 5500 and attachments) and financial statements therefore, all governmental rulings, determinations, and opinions (and pending requests therefore), and if such Plan provides post-retirement or post-employment health and life insurance, accident, or other “welfare-type” benefits, the most recent valuation of the present and future obligations under such Plan. The foregoing documents accurately reflect all material terms of such Plan.

3.23 Business Relations. The Shareholders neither know nor have any reason to believe that any customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby in the same manner and at the same levels as previously conducted with the Company. Schedule 3.23 sets forth a listing of the ten largest customers and suppliers of the Company for each of the fiscal years ended June 30, 2003 and 2004 and to date for fiscal year 2005.

3.24 Environmental, Health, and Safety Matters. Except as set forth on Schedule 3.24,

(a) The Company and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in the disclosure schedules.

(c) The Company and its predecessors or Affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d) None of the following exists at any property or facility owned or operated by the Company: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, (iv) landfills, surface impoundments, or disposal areas, or (v) soil, groundwater, surface water or indoor air contamination, by any release of any Hazardous Substance.

(e) The Company and its predecessors or Affiliates have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

(f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(g) The Company and its predecessors or Affiliates have not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(h) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

3.25 Bank Accounts. Schedule 3.25 contains a (i) list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith and (ii) the names of all Persons holding general or special powers of attorney from the Company.

3.26 Warranties. Except for warranty claims that are immaterial and in the Ordinary Course of Business of the Company, there is no outstanding claim against the Company for breach of product or service warranty to any customer. No state of facts exists, and no event has occurred, which forms the basis of any present claim against the Company for liability on account of any express or implied warranty to any third party in connection with products sold or services provided by the Company.

3.27 Insider Interests. Except as set forth on Schedule 3.27, and except for compensation to regular employees of the Company, no current or former Affiliate of the Company is now, or has been in the last five (5) years, (i) a party to any transaction or contract with the Company, (ii) indebted to the Company, or (iii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier, lessor, or customer of the Company (other than non-affiliated holdings in publicly held companies), nor does any such Person receive income from any source other than the Company which should properly accrue to the Company. Except as set forth on Schedule 3.27 and pursuant to the terms of this Agreement, neither the Shareholders nor any Affiliate thereof is a guarantor or otherwise liable for any Liability (including indebtedness) of the Company.

3.28 Shares. The Shareholders are the record and beneficial owners of the Shares, and own and hold, and will on the Closing Date own, hold and convey to Buyer, good and valid title to such Shares, free and clear of all Liens. Each of the Shareholders has full right and power to sell, assign, transfer and deliver the Shares to Buyer as provided in this Agreement.

3.29 Disclosure.

(a) No representation or warranty of the Company or the Shareholders in this Agreement (including the disclosure schedules attached hereto) misstates a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to the Company or the Shareholders that has specific application to the Company or the Business (other than general economic or industry conditions) that materially adversely affects or, as far as the Company or the Shareholders can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company or the Business that has not been set forth in this Agreement, including the disclosure schedules attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Shareholders to enter into and perform their obligations under this Agreement, Buyer represents and warrants to the Shareholders as follows:

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction where a failure to do so would have an adverse effect on Buyer’s ability to consummate this transaction.

4.2 Authorization of Transaction. Buyer has all requisite power and authority to execute and deliver this Agreement and any and all documents and instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and all related transactions and to perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3 No Restrictions Against Transaction. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated thereby, nor compliance by Buyer with any of the provisions thereof, will (i) violate, conflict with, or result in a material breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Buyer, or under any note, bond, mortgage, indenture, deed of trust, or other agreement to which Buyer is bound, or by which Buyer or any of their respective properties or assets may be bound or affected, which in either case would prevent the consummation by Buyer of the transactions contemplated hereby, or (ii) violate any law applicable to Buyer or any of its properties or assets so as to prevent Buyer’s consummation of the transactions contemplated hereby. No consent or approval by, notice to, or registration with, any Governmental Entity or any consent or approval of any other Person is required on the part of Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement so as to prevent Buyer’s consummation of the transactions contemplated hereby.

4.4 Brokers. Buyer does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Investment. Buyer is acquiring the Shares for Buyer’s own account for investment only, and not with a view towards their distribution. In making its determination to purchase the Shares, Buyer is not relying on any representations of the Company, Shareholders or their respective Affiliates other than those expressly set forth in this Agreement.

4.6 Compliance with Law. Buyer has and will comply with all applicable federal, state, local and foreign laws and rules and regulations promulgated thereunder in connection with negotiation, execution and consummation of this Agreement, including but not limited to applicable securities and other laws regulating the disclosure of this Agreement and its consummation. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice of any failure so to comply has been filed, initiated, authorized or commenced against Buyer or any of Buyer’s Affiliates.

ARTICLE V

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1 General. Each of the Parties will use his, her or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

5.2 Notices and Consents. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the other party may reasonably request, including but not limited to the matters referred to in Sections 3.3 and 4.3.

5.3 Operation of Business. The Company will, and the Shareholders will cause the Company to, preserve substantially intact its business organization and present relationships with its customers, suppliers and employees and to maintain all of its insurance currently in effect. The Company will not take, and the Shareholders will not cause or permit the Company to take, any action that could reasonably be expected to have an adverse effect on the Company or the transactions contemplated by this Agreement. Without the prior written consent of Buyer, which consent will not be unreasonably withheld, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

(a) the Company will not sell, lease, transfer, or assign any assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) the Company will not enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or that is otherwise material to the Company;

(c) the Company will not accelerate, terminate or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Company is a party or by which it is bound;

(d) the Company will not impose any Lien upon any of its assets, tangible or intangible;

(e) the Company will not make any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business or in excess of $50,000 in the aggregate;

(f) the Company will not make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(g) the Company will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside of the Ordinary Course of Business or involving more than $25,000 in the aggregate;

(h) the Company will not merge with any other company, consolidate or sell or consent to the sale of any of the material assets of the Company or acquire any material assets outside the Ordinary Course of Business;

(i) the Company will not authorize or effect any change in its Articles of Incorporation or Bylaws;

(j) the Company will not issue, sell or otherwise dispose of any of its capital stock, or grant any option, warrant or other right to purchase or obtain (including upon conversion, exchange or exercise) of any of its capital stock;

(k) the Company will not declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock, except for the guaranteed preferred dividend payable to Mary Catherine Harkrider as the same may come due in the Ordinary Course of Business;

(l) the Company will not make any loan to, or enter into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

(m) the Company will not increase the compensation or benefits payable to its officers, directors or employees other than scheduled increases in the Ordinary Course of Business;

(n) the Company will not make any change in its accounting, collection or payment practices; and

(o) neither the Company nor any Shareholder will commit or agree to do any of the foregoing.

5.4 Full Access. The Company and each of the Shareholders will permit, and the Shareholders will cause the Company to permit, representatives of Buyer to have full access, upon request, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

5.5 Notice of Developments. The Shareholders will give prompt written notice to Buyer of any adverse development in its business, operations, financial condition or results of operation. The Shareholders will give prompt written notice to Buyer of any adverse development causing a breach of any of the Shareholders’ representations and warranties contained herein. No disclosure by the Shareholders pursuant to this Section 5.5 will be deemed to amend or supplement the disclosure schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant if and to the extent that such disclosure permits Buyer to declare a breach of this Agreement and its obligations to close the transactions contemplated hereby, provided, however, that a decision by Buyer to close such transactions notwithstanding any such disclosure shall be a waiver of any claims for breach on account of the matters disclosed.

5.6 Confidentiality; No Shop.

(a) Each Party and its respective representatives and Affiliates will keep strictly confidential the existence and terms of this Agreement, except as otherwise required by any applicable law or by the terms of this Agreement; provided, however, that (a) a Party may use and disclose any such information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section 5.6) or which rightfully has come into the possession of such Party (other than from the other Party), and (b) to the extent that it may become compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it has afforded the other Party the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information compelled to be disclosed.

(b) Notwithstanding the foregoing, the Company and the Shareholders authorize Buyer to issue a press release announcing the execution of this Agreement and to include this Agreement or a description of this Agreement and the transactions contemplated hereby in a confidential offering memorandum which may be used by Buyer in any non-public financing, the proceeds of which would be used to partially finance the transaction contemplated by this Agreement, and each Party authorizes the other Party to disclose the existence of this Agreement and the transactions contemplated by this Agreement to third parties for the purpose of obtaining the third party consents required hereunder.

(c) If any Party or its Affiliates is required by law to make any disclosure regarding the transactions contemplated herein, such Party advises the other Parties, at least five (5) Business Days (to the extent practicable) before making such disclosure, of the nature and content of the intended disclosure.

(d) From the date of this Agreement through the earlier of (i) ninety (90) days following the date hereof or (ii) the Closing Date, Sellers will not, and will cause their agents and Affiliates not to, directly or indirectly, encourage, solicit, engage in discussions with or provide any information to any person or group concerning any sale or other disposition of the assets or capital stock of the Company. The Sellers will promptly communicate to the other Parties any inquiries or communications concerning any such transaction that they receive or of which they become aware.

5.7 Standstill. Each of the Shareholders, the Company and its officers and directors will refrain from, either directly or indirectly, trading in the common stock of Buyer from the date of this Agreement until the earlier of (a) the date on which Buyer publicly discloses this Agreement and the transactions contemplated hereby; (b) each of the Shareholders, the Company and its officers and directors receive written consent from Buyer permitting such trading; or (c) this Agreement is terminated in accordance with Article XI hereof; provided, however, that each of the Shareholders and the Company acknowledge that federal and state security laws may restrict their ability to trade Buyer common stock even after the termination of this standstill provision.

5.8 Restrictions on Transfer. Prior to Closing, the Shareholders will not sell, transfer, pledge or grant a Lien in, or otherwise dispose or encumber, directly or indirectly, any of the Shares or any ownership interest in the Company without the prior written consent of Buyer.

ARTICLE VI

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article IX). The Shareholders acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, upon reasonable notice and at such reasonable times during regular business hours as the Party from whom such cooperation is sought may reasonably require, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below in which case the rights and obligations of the Parties will be determined as set forth in Article IX).

6.3 Transition. None of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. Each of the Shareholders will refer all customer inquiries relating to the business of the Company to Buyer from and after the Closing.

6.4 Sales Volume. From the Closing Date and during the Performance Period, Buyer will use its reasonable best efforts, together with the efforts of the continuing Company personnel who are engaged in the lubricants sales program, to achieve the Target Gross Margin. During the Performance Period, Buyer will use reasonable efforts to maintain Lubricants Products Gross Margins in conformity with accepted business and financial principles.

6.5 Confidentiality.

(a) Beginning on the Closing Date in perpetuity, the Shareholders will keep confidential all of the Company’s confidential and proprietary information and materials and any of the terms of this Agreement and will not make use of any such information for any of the Shareholders’ own purpose or for the benefit of any Person (other than the Company). Notwithstanding anything to the contrary contained herein, no Shareholder will be required to maintain as confidential any information or material which:

(i) is now, or hereafter becomes, through no act or failure to act on the part of such Shareholder which would constitute a breach of this Section 6.5, generally known or available to the public;

(ii) is furnished to such Shareholder by a third party after the Closing Date, who is not under obligations of confidentiality to any other Shareholder, without restriction on disclosure;

(iii) is made public by the Company after the Closing Date;

(iv) is disclosed with the written approval of Buyer;

(v) is required to be disclosed by law, order, or similar compulsion; provided, however, that, such disclosure will be limited to the extent so required or compelled; and provided, further, that the Shareholder required to disclose such confidential information and material will give Buyer notice of such disclosure and cooperate with Buyer in seeking suitable protection; or

(vi) is disclosed pursuant to or in connection with any legal proceeding involving the Parties; or

(vii) is provided by a Shareholder to his or her professional advisers , including his or her attorneys, accountants, financial , tax, investment or other professional advisers to facilitate their advice to such Shareholder.

(b) No Party will make any statements, observations or opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the business of another Party or its Affiliates or that is inconsistent with the purpose and intent of this Agreement.

6.6 Non-Compete; Non-Solicitation.

(a) During the Non-Compete Period, the Shareholders will not and will cause their Affiliates not to, without the prior written consent of Buyer, directly or indirectly, (i) hinder the business of the Company or its Affiliates or (ii) own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any Restricted Territory that is competitive with the business of the Company as such business is conducted at the Closing Date. As used in this Agreement, “Restricted Territory” means the areas in the United States in which Buyer is doing business at the Closing Date and, with respect to Shareholders employed by the Company or Buyer following the Closing Date, during the period of employment and on the date of termination of employment.

For purposes hereof, a business shall be deemed “competitive with the business of the Company” if it is engaged in the sales, marketing or distribution of fuels, lubricants, dry-cleaning solvents or other petroleum products sold by the Company.

Nothing herein will prohibit any Shareholder from being a passive owner, in the aggregate with the other Shareholders, of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Shareholders have no active participation in the business of such corporation.

(b) During the Non-Compete Period, the Shareholders will not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee or consultant thereof, (ii) hire or engage as a consultant or otherwise any person who is or was an employee or consultant of the Company until six months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, subcontractor, licensee or other business relation of the Company to cease doing business with the Company or Buyer, or in any way interfere with the relationship between any such customer, supplier, subcontractor, licensee or business relation, on the one hand, and the Company or Buyer, on the other hand.

(c) To the extent that any court concludes that any provision of Section 6.5(a) or (b) is void or voidable, the court will reform such provision(s) to render the provision(s) enforceable, but only to the extent necessary to render the provision(s) enforceable and only in view of the Parties’ express desire that the Company be protected to the greatest extent possible under applicable law from improper competition and/or the misuse or disclosure of trade secrets and/or confidential information.

6.7 Broker’s Fees. Each of the Parties will be responsible for, and will hold each of the other Parties harmless against, any fees or commissions for which such Party is liable to any broker, finder or agent with respect to the transactions contemplated by this Agreement. For avoidance of doubt, the Shareholders will be responsible for all fees and commissions payable to The Joseph Hale Company with respect to the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties of the Shareholders set forth in Article III will be true and correct at and as of the Closing Date;

(b) the Shareholders will have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(c) all statutory requirements for the valid consummation by the Shareholders of the transactions contemplated by this Agreement will have been fulfilled and all authorizations, consents and approvals, including but not limited to the third-party consents specified on Schedule 3.3, will have been obtained in form and substance reasonably satisfactory to Buyer;

(d) all approvals of Buyer’s Board of Directors and shareholders necessary for the consummation of this Agreement and the transactions contemplated hereby will have been obtained;

(e) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares and to control the Company, or (iv) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge will be in effect);

(f) the Shareholders will have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(a)-(e) and specified below in Section 7.1(r) is satisfied in all respects;

(g) the Shareholders will have delivered to Buyer (i) a copy of the Articles of Incorporation of the Company certified by an appropriate authority of the State of Texas, (ii) a copy of the Bylaws of the Company certified by the Company’s Secretary, (iii) a copy of the resolutions of the Board of Directors of the Company, approving the transactions contemplated by this Agreement certified by the Company’s Secretary, and (iv) a certificate of good standing of the Company certified by the appropriate authority of the State of Texas and all other states in which the Company is qualified to do business;

(h) Buyer will have received from legal counsel to the Shareholders an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer, and dated as of the Closing Date;

(i) Buyer will be satisfied in all material respects with the results of its due diligence regarding the Company, including but not limited to all customer and vendor contracts and agreements related thereto;

(j) Buyer will have received the resignations, effective as of the Closing, of each director and officer of the Company other than those whom Buyer will have specified in writing at least five (5) business days prior to the Closing;

(k) Buyer will have obtained on terms and conditions satisfactory to it the consent of lender on Buyer’s senior credit facility and the consent of the holders of Buyer’s 10% Senior Secured Promissory Notes due August 1, 2008 and 10% Senior Secured Promissory Notes due January 24, 2010 to consummate the transactions contemplated hereby;

(l) The Shareholders will have caused the Company to deliver the Closing Date Balance Sheet to Buyer;

(m) The Shareholders will have caused the Company to transfer to the Shareholders all of the Company’s Retained Liabilities and to obtain a release of the Company from any liability associated with such Retained Liabilities from the third parties that are party thereto;

(n) E. W. Wetzel and Buyer will have entered into a mutually acceptable Employment and Non-Compete Agreement whose provisions shall include, among others, a term of not less than three years; the participation by E. W. Wetzel in all benefits programs provided to the senior personnel of Buyer; the initial grant of a non-qualified option to purchase common stock of Buyer under the terms of its employee stock option plan; and contain non-compete and non-solicitation provisions satisfactory to Buyer;

(o) Buyer will obtain new leases on the facilities leased by the Company from Shareholders and Affiliates, in form and substance satisfactory to Buyer, effective as of the Closing Date;

(p) As calculated in accordance with Section 2.2, the Purchase Price is not less than Three Million Three Hundred Thousand Dollars ($3,300,000.00);

(q) The Company shall have acquired from Harkrider and shall own, the Harkrider Assets, pursuant to an agreement in substantially the form agreed upon by the Parties;

(r) The Company shall deliver evidence to Buyer that the real property set forth on Schedule 3.12(d) has been contributed or otherwise assigned to the Shareholders and/or their Affiliates; and

(s) The Company will have delivered the Closing Date Inventory List to Buyer.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Obligation of the Shareholders. The obligation of the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer set forth in Article IV will be true and correct at and as of the Closing Date;

(b) Buyer will have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) No action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge will be in effect);

(d) All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement will have been met, including but not limited to any required disclosure of this Agreement or such transactions under applicable securities laws;

(e) All authorizations, consents and approvals for the valid consummation by Buyer of the transactions contemplated by this Agreement that are required by law shall been obtained;

(f) Buyer will have delivered to the Shareholders a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(g) Buyer will have received from Wachovia Bank, N.A., Buyer’s principal lender, consent to make the Buy-back Payment to the Shareholders in accordance with Section 2.2;

(h) The Company shall have obtained and delivered to the Shareholders, with copies to Buyer, duly executed releases, in form and substance reasonably satisfactory to the Shareholders, the guarantees executed by either or both of the Shareholders in respect of indebtedness of the Company and set forth on Schedule 3.27; and

(i) the following additional deliveries will be made at the Closing by Buyer:

(i) the Purchase Price, in accordance with Section 2.2(a);

(ii) the Harkrider Inventory Payment, in accordance with Section 2.2(b);

(iii) Buyer will have duly executed and delivered to each of the Shareholders, a Buyer Note in substantially the form attached as Exhibit C hereto.

The Shareholders may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

8.1 Survival. Each statement, representation, warranty, indemnity, covenant and agreement made by the Shareholders in this Agreement and in any document, disclosure schedule, certificate or other instrument or writing delivered by or on behalf of the Shareholders or the Company pursuant to this Agreement or in connection herewith will be deemed the joint and several statement, representation, warranty, indemnity, covenant and agreement of the Shareholders. Each Shareholder agrees that, notwithstanding any examination made by or on behalf of Buyer, the knowledge of Buyer or any of the respective officers, directors, shareholders, employees or agents of Buyer, or the acceptance by any Party of any certificate or opinion, in each case with respect to the Company, all statements, representations, warranties, indemnities, covenants and agreements made by the Shareholders will survive the consummation of the transactions contemplated hereby for a period of twenty-four (24) months following the Closing Date, except that the representations and warranties made in Section 3.14 hereof regarding Taxes and Section 3.22 regarding Employee Benefits matters will survive until the expiration of the application of statutes of limitations, and that the representations and warranties made in Section 3.24 hereof regarding Environmental Matters will survive for a period of six (6) years following the Closing Date. Any Party’s right to commence a claim for indemnification under Article IX for a breach of any representation or warranty will be made on or prior to the date, if any, on which the survival period for such representation or warranty expires. The representations, warranties, covenants and obligations of the respective Parties, and the rights and remedies that may be exercised by any of them, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parties or any of their representatives.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF LIABILITY
9.1 Indemnity.

(a) Subject to the terms and conditions of this Article IX, each Shareholder will indemnify and hold harmless Buyer and each officer, director, and Affiliate of Buyer, including without limitation, the Company or any successor of Buyer (collectively, the “Buyer Indemnified Parties”) from and against all demands, claims, causes of action, assessments, including any federal or state tax audits, losses, damages, liabilities and costs and expenses, including, without limitation, reasonable attorneys’ fees and any expenses incident to the investigation or enforcement of this Article IX (collectively, “Losses”), that the Buyer Indemnified Parties may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of the Company or the Shareholders contained in this Agreement, (ii) any inaccuracy in any representation or warranty of the Shareholders contained in this Agreement and in any document, disclosure schedule, certificate or other instrument or writing delivered by or on behalf of the Shareholders pursuant to this Agreement or in connection herewith, (iii) the conduct of the Business and the operations of the Company prior to the Closing Date, and (iv) any Retained Liability.

(b) Subject to the terms and conditions of this Article IX, Buyer will indemnify and hold harmless the Shareholders (collectively, the “Company Indemnified Parties”) from and against all Losses, that the Company Indemnified Parties may suffer, sustain or become subject to by reason of or arising out of (i) any breach of any covenant or agreement of Buyer contained in this Agreement, (ii) any inaccuracy in any representation or warranty of Buyer contained in this Agreement, and (iii) the conduct of the Business and the operations of the Company after the Closing Date.

9.2 Limitation of Liability. Neither the Company and the Shareholders nor Buyer, will have aggregate liability (for indemnification or otherwise) to the other arising under this Agreement in excess of the Purchase Price, as adjusted, and no Party will have any liability hereunder until the aggregate claims under this Agreement against such Party exceeds one percent (1%) of the Purchase Price, as adjusted, at which point the breaching Party shall be liable for all of such Party’s Losses; provided, however, that the threshold described herein shall not apply to (a) any claims by Buyer against the Company or the Shareholders for Losses relating to Retained Liabilities, or (b) the calculation and application of the Adjustment Amount to the Buyer Notes, if any, as provided in Section 2.4 of this Agreement and the Buyer Notes.

9.3 Indemnification Procedures.

(a) For purposes of this Section 9.3, “Indemnified Party” will mean (i) each Buyer Indemnified Party when being indemnified by the Shareholders pursuant to Section 9.1(a), and (ii) each Company Indemnified Party when being indemnified by Buyer pursuant to Section 9.1(b), and “Indemnifying Party” will mean (x) the Shareholders when indemnifying any Buyer Indemnified Party pursuant to Section 9.1(a), and (y) Buyer when indemnifying any Company Indemnified Party pursuant to Section 9.1(b).

(b) The obligations and liabilities of an Indemnifying Party under this Article IX with respect to Adverse Consequences arising from claims of any third party which are subject to the indemnification provided for under Section 9.1 (“Third Party Claims”) will be governed by and contingent upon the following terms and conditions: if an Indemnified Party will receive notice of any Third Party Claim, the Indemnified Party will notify each Indemnifying Party promptly of such Third Party Claim; provided, however, that the delay or failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article IXX unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will undertake the defense of such claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party’s counsel will be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein or (C) a claim will have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and such Indemnified Party will have been advised in writing by counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel will be at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one separate principal counsel (and one appropriate local counsel) for all Indemnified Parties. If, within such 15-day period, the Indemnifying Party does not assume the defense of such matter or fails to defend the matter in the manner set forth above, the Indemnified Party may defend against the matter in any manner that it reasonably may deem appropriate and the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against such claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party will remain responsible for the Liability the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim to the fullest extent provided herein, provided, however, that the Indemnified Party may not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to such matter without the consent of the Indemnifying Party, which consent may not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any defense against any a Third Party Claim as provided above, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(c) An Indemnified Party will give each Indemnifying Party notice of any matter (other than a Third Party Claim) which an Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under Section 9.3, within sixty (60) days of such determination, stating the amount of the Adverse Consequences, if known, and method of computation thereof, a brief description of the facts upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the delay or failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Article IX unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay or failure.

(d) If, after the amount of the claim is specified by the Indemnified Party, the Indemnifying Party objects to any such claim, including without limitation, a dispute or objection to the obligation to indemnify for the claim at all, it may give written notice to the Indemnified Party within thirty (30) days of the later of receipt of the Indemnified Party’s notice of claim or the specification by the Indemnified Party of the amount of the claim, advising the Indemnified Party of its objection. If no such notice is timely received from the Indemnifying Party by the Indemnified Party, the Indemnified Party will be entitled to payment from the Indemnifying Party in the amount of the Adverse Consequences arising out of the claim specified in its notice of claim. If the Indemnifying Party advises the Indemnified Party within such thirty (30) day period that it objects to such claim, the Indemnified Party and the Indemnifying Party will promptly meet and use their best efforts to settle the dispute in writing. If the Indemnified Party and the Indemnifying Party are unable to reach agreement within sixty (60) days after the Indemnifying Party objects to the claim, then the disputed portion of the claim will be submitted to arbitration under Section 12.14. If it is determined that the Indemnified Party is entitled to indemnification with respect to the dispute submitted, the Indemnified Party will be entitled to obtain payment from the Indemnifying Party within thirty (30) days in the amount determined by the Arbitrator.

(e) The Parties hereby agree that the foregoing provisions of this Article IX will be the sole and exclusive means of recovery of a Party hereto or any other Person entitled to indemnification for third party claims under this Article IX, and will preclude the exercise of any other rights or remedies available to a Party hereto or any other Person hereunder at law or in equity; provided, however, the Parties agree that any limitations on damages set forth in this Agreement and any applicable statutes of limitation will apply to all remedies and means of recovery, except for claims involving fraud or willful misconduct.

9.4 Right of Set-Off. After final adjudication of any claim by Buyer under this Agreement, Buyer may set off any amount to which it may be entitled under this Article IX against amounts otherwise payable under the Buyer Notes. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Buyer Notes or any instrument securing a Buyer Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute and election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

9.5 Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement except that any limitations on damages set forth in this Agreement and any applicable statutes of limitation will apply to all remedies and means of recovery, except for claims involving fraud or willful misconduct If and to the extent that any Shareholder has now or in the future any right to make any claim for indemnification against the Company by reason of the fact that he or she was a director, officer, employee, or agent of the Company prior to the Closing Date, such right is hereby waived, surrendered and released, provided, however, that if and to the extent that any such claim (including any claim for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise) is based on any applicable statute or the Company’s Articles of Incorporation or Bylaws and is not related, directly or indirectly, to this Agreement or the transactions contemplated hereby, the Shareholder’s right to bring such claim against the Company shall be unaffected hereby.

ARTICLE X

TAX MATTERS

The following provisions will govern the allocation of responsibility as between Buyer and Shareholders for certain tax matters following the Closing Date:

10.1 Tax Periods Ending on or Before the Closing Date. Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer will permit the Company to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholders will reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Closing Date Balance Sheet. In the event the Company receives any refund for Taxes with respect to such periods, Buyer will pay to the Shareholders within fifteen (15) days after receipt of such refund by Buyer or the Company, an amount equal to such refund.

10.2 Tax Periods Beginning Before and Ending After the Closing Date. Buyer will prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders will pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Closing Date Balance Sheet. In the event the Company receives any refund for Taxes with respect to such periods, Buyer will pay to the Shareholders within fifteen (15) days after receipt of such refund by Buyer or the Company, an amount equal to such refund. For purposes of this Section 10.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Company.

10.3 Cooperation on Tax Matters.

(a) Buyer, the Company and the Shareholders will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Article X and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders agree to deliver all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date.

(b) Buyer and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c) Buyer and the Shareholders further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

10.4 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any liability thereunder.

10.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains or transfer Tax and any similar tax imposed in any state or political subdivision), will be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI

TERMINATION

11.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a) Buyer and a majority in interest of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to the Shareholders at any time up and until Closing if Buyer is not satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company, and Buyer’s execution of this Agreement with the disclosure schedules attached hereto shall not in any way provide evidence of Buyer’s satisfaction with, and will not foreclose Buyer’s right to terminate this Agreement in accordance with this Section 11.1(b) on account of, its due diligence regarding the Company;

(c) Buyer may terminate this Agreement by giving written notice to the Shareholders at any time prior to the Closing (i) in the event any of the Shareholders has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Shareholders of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (ii) if the Closing will not have occurred on or before September 30, 2005, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(d) the Shareholders may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Shareholders has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (ii) if the Closing will not have occurred on or before September 30, 2005, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from any of the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

ARTICLE XII

MISCELLANEOUS
12.1 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

12.3 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and the Shareholders; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder).

12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.5 Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

12.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Shareholders:	c/o E. W. Wetzel H&W Petroleum Co., Inc. 9617 Wallisville Road Houston, Texas 77013 Facsimile No.: (713) 672-5412
Copy to:	Fenley & Bate, L.L.P. P. O. Box 450 224 E. Lufkin Avenue Lufkin, TX 75902-0450 Attn: David Hearne Facsimile No.: (936) 639-5874
If to Buyer:	Streicher Mobile Fueling, Inc. 800 West Cypress Creek Road, Suite 580 Fort Lauderdale, Florida 33309 Attn: Richard E. Gathright Facsimile No.: (954) 308-4215
Copy to:	Davis Graham & Stubbs LLP 1500 Seventeenth Street Suite 500 Denver, Colorado 80202 Attn: S. Lee Terry, Jr. Facsimile No.: (303) 893-1379

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7 Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Florida.

12.8 Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by Buyer and the Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.10 Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Shareholders agree that the Company has not borne or will bear any of the Shareholders’ costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby without the prior written consent of Buyer.

12.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” will mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

12.12 Incorporation of Exhibits and Disclosure Schedules. The exhibits and disclosure schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.13 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.14), in addition to any other remedy to which they may be entitled, at law or in equity.

12.14 Arbitration

(a) Any dispute between the Parties shall be resolved by binding arbitration in Broward County, Florida or Harris County, Texas in accordance with the following provisions; provided, however, that either Party may seek injunctive relief from any to preserve the status quo pending arbitration.

(a) Any Party may submit any dispute to arbitration by giving written notice to the other Parties to such dispute. Within twenty (20) business days after receipt of such notice, the Parties shall mutually select an arbitrator. If the Parties shall fail to reach agreement on an arbitrator, either Party may request the American Arbitration Association to appoint the arbitrator (the agreed upon or appointed arbitrator, the “Arbitrator”). The Arbitrator shall be experienced in corporate and financial matters and shall be impartial and unrelated, directly or indirectly, so far as employment of services is concerned to either of the Parties or any of their respective affiliates; provided that, to the extent the dispute concerns matters of environmental law and/or environmental science, then the Arbitrator must be trained and knowledgeable in such matters.

(b) The Arbitrator shall investigate the facts and shall hold hearings at which the parties may conduct limited discovery (provided, however, that depositions shall not be permitted in any such arbitration), present evidence and arguments, be represented by counsel and conduct cross examination. The arbitration process and proceedings shall be governed by Federal Rules of Evidence. The Arbitrator shall render a written decision on the matter presented to him or her as soon as practicable after his or her appointment and in any event not more than forty-five (45) days after such appointment. The decision of the Arbitrator, which may include equitable relief, shall be final and binding on the Parties hereto, and judgment upon the decision may be entered in any court having jurisdiction thereof. If the Arbitrator shall fail to render a decision within such forty-five (45) day period, either Party may institute such action or proceeding in such court as shall be appropriate in the circumstances and upon the institution of such action, the arbitration proceeding shall be terminated and shall be of no further force and effect. The prevailing party (in the arbitration or in the court proceeding, as applicable) shall be awarded reasonable attorneys’ fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, and the fees and costs of the Arbitrator shall be borne by the non-prevailing Party unless, in either case, the Arbitrator or the court, as the case may be for good cause determine otherwise. In resolving any dispute, the Arbitrator shall apply the provisions of this Agreement, without varying therefrom in any respect. The Arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

STREICHER MOBILE FUELING, INC.

By:/s/Richard E. Gathright
Name: Richard E. Gathright
Title: Chairman and Chief Executive Officer

SHAREHOLDERS:

/s/Eugene Wayne Wetzel
EUGENE WAYNE WETZEL

/s/Mary Kay Wetzel
MARY KAY WETZEL

/s/Sharon Harkrider
SHARON HARKRIDER

/s/William M. Harkrider II
WILLIAM M. HARKRIDER II

MARY CATHERINE HARKRIDER

By: /s/Mary Kay Wetzel________
Mary Kay Wetzel, her attorney-in-fact

W. M. HARKRIDER TESTAMENTARY TRUST

By:/s/Mary K. Wetzel
Name: Mary Kay Wetzel
Title: Trustee

By:/s/William M. Harkrider II
Name: William M. Harkrider II
Title: Trustee

By:/s/Sharon Harkrider
Name: Sharon Harkrider
Title: Trustee

HARKRIDER DISTRIBUTING COMPANY, INC.

By:/s/William M. Harkrider II
Name William M. Harkrider II
Title: President

W & H INTERESTS

By: /s/E. W. Wetzel
Name E W. Wetzel
Title: Partner

THE COMPANY:

H&W PETROLEUM CO., INC.

By: /s/Eugene Wayne Wetzel
Name: Eugene Wayne Wetzel
Title: Chairman & Chief Executive Officer